Beutel, Goodman & Company Ltd.	Internal Compliance Manual

Corporate Oversight

Policy

Beutel, Goodman & Company Ltd.’s (BG) Corporate Oversight policy outlines the general principles and procedures of ethical conduct so as to ensure that BG can meet its fiduciary responsibility to its clients. These obligations are designed to eliminate actual and potential conflicts of interest and to prevent any exploitation of a client’s trust.  This policy describes procedures regarding:

•	General ethical conduct
•	Confidential information and privacy
•	External communications
•	Conflicts of interest
•	Insider information
•	Electronic communications/use
•	Client complaints.

Procedures

1.  General Code of Ethics

BG has adopted the CFA Institute’s Asset Manager Code of Professional Conduct which sets forth ethical standards for providing asset management services for clients and covers all employees of the firm.  BG claims compliance with the CFA Institute Asset Manager Code of Professional Conduct.  This claim has not been verified by the CFA Institute.  Attached as Schedule 1 is the Asset Manager Code of Professional Conduct.

Attached as Schedule 4 is Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (AMG Policy).  BG employees are also required to comply with the AMG Policy.

All BG employees have a positive duty to act solely in the best interest of BG’s clients. In meeting its fiduciary responsibilities to its clients, BG expects every employee to show the highest standard of ethical conduct for continued employment with BG so as to avoid:

•	serving their own personal interest ahead of clients
•	taking inappropriate advantage of their position with BG
•	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

On joining BG and annually thereafter, each BG employee and officer will acknowledge in writing that he/she has read this policy and agrees to abide by it.

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Failure to comply with this general code of ethical conduct, or, for professional employees and officers, the Code and Standards outlined below, may be grounds for a warning, revisions of responsibilities, suspension or dismissal without further notice, depending on the particular circumstances.  Failure to comply with certain provisions may also be a violation of securities law and may be punishable accordingly.

All BG employees and officers have a duty to promptly report to Compliance and/or a firm principal any concerns about potentially illegal conduct as well as any contravention of company policies which comes to their notice, and to cooperate in the investigation of possible breaches of policy or possible illegal conduct.  BG will not discipline, demote, terminate, harass or retaliate against an employee who in good faith reports a potential violation of securities law in accordance with this policy.

The Ontario Securities Commission (OSC) implemented an Office of the Whistleblower in 2016 as well as legislation protecting employees from reprisals or contractual provisions that could preclude whistleblowers from reporting a violation of securities law that has occurred or is about to occur. More information about this OSC program is available at http://www.osc.gov.on.ca/en/whistleblower.htm.  We are also subject to similar whistleblower legislation in the US.

2. Professional Code of Ethics and Standards of Professional Conduct

For professional employees, BG has adopted the CFA Institute Code of Ethics (Code) and Standards of Professional Conduct (Standards).  BG professional employees and officers are required to comply with the Code and Standards.  Each BG professional employee and officer will receive a copy of the Code and Standards when he/she joins BG as a full or part-time employee or officer. On joining BG, he/she will acknowledge in writing that he/she has read the Code and Standards and agrees to abide by them. He/she will also provide this acknowledgement to BG on an annual basis.

Code of Ethics

In accordance with the Code, BG professional employees and officers must:

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act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets

•	place the integrity of the investment profession and the interests of clients above their own personal interests
•
use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities

•	practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession
•	promote the integrity of, and uphold the rules governing, capital markets

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•	maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

The Standards consist of standards of conduct for investment professionals relating to:
•	professionalism
•	integrity of the capital markets
•	duties to clients
•	duties to employees
•	investment analysis, recommendations and action
•	conflicts of interest
•	responsibilities as a CFA Institute Member or CFA Candidate

The Standards of Professional Conduct are attached as Schedule 2 to this policy.

3.  Confidential Information & Privacy

In the course of conducting business, BG will obtain personal information relating to its clients.  It is the policy of BG to ensure the privacy of its clients and, in conducting its business, BG will abide by the following principles:

•	Confidentiality – Client information that is collected and retained will be considered to be confidential and proper safeguards will be employed to protect that confidentiality.
•
Accuracy of Information – Every reasonable effort will be made to ensure that personal information collected, used, retained or disclosed is accurate, relevant, timely and complete.  Clients will be encouraged to correct, clarify or update information in a timely fashion.

•
Release of Confidential Information – BG employees may not at any time disclose client information to any person or party except to an Access Person on an ‘as-needed’ basis or to comply with laws, regulations or regulatory policies.

An Access Person is a BG employee or officer who has access to non-public information concerning portfolio holdings, trading activities or the ongoing investment process. All BG employees and officers are considered Access Persons.

Privacy legislation in Canada sets out privacy principles and fair information practices for the management of personal information in the private sector. It balances an individual’s right to the privacy of personal information with the need for organizations to use/disclose personal information for legitimate business purposes. As part of its obligations under this legislation, BG makes available its policies and practices relating to the management of personal information. BG’s Code for the Protection of Personal Information is attached as Schedule 3.

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As a condition of employment, each BG employee agrees to maintain the confidentiality of all personal and confidential information.

4. External Communications

Regulatory inquiries

Compliance handles all of BG’s regulatory inquiries. Employees receiving such inquiries should refer such matters immediately to Compliance.

Litigation

All lawsuits, potential, threatened or actual, against the firm should be immediately brought to the attention of Compliance upon receipt of service or other notification of the pending action. Compliance is also to be informed in any instance where an employee is named in a matter involving his/her activities on behalf of BG. Compliance should also be notified on receipt of a subpoena for information from the firm relating to any matter in litigation or receipt of a garnishment lien or judgment against the firm or any of its clients or employees. Compliance will determine the appropriate response in consultation with outside counsel and Management Committee as applicable.

Media relations

Only members of the Management Committee and portfolio managers are authorized to communicate with the media. A portfolio manager must obtain the prior written approval of a member of Management Committee to communicate with the media in relation to BG.

If the purpose of the communication with the media is to promote the business of BG, such activities may be considered advertising and must be approved by Compliance in advance.

Advertising

Compliance must review and approve all advertising (not client-specific) and communication material in advance.  Client Service is responsible for retaining such approvals in a designated shared drive.  The individual reviewing and approving these materials must be independent of the person preparing the materials.  All such marketing material must include the disclaimers and notices required by securities legislation.

The Management Committee must approve in advance any advertising materials or company letterhead changes that alter the corporate identity.  The Marketing department is responsible for preparing client specific marketing information.

Anti-Spam Legislation

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All commercial electronic messages (“CEMs”), as defined in Canada’s anti-spam legislation (“CASL”), are subject to CASL requirements.  The Marketing department is responsible for ensuring that all CEMs sent must (unless exempt):

•	have the consent of the recipient, either express or implied, and
•	meet the content and unsubscribe requirements of the legislation.

In most situations, consent can be implied where the recipient of the CEM conspicuously published his or her electronic address or disclosed it to the BG representative without prohibition and the message is relevant to the recipient’s business or official capacity (“business card exemption"). Implied consent is only valid for two (2) years so if not converted to express consent, the date of implied consent must be tracked and the contact terminated/deleted once the two years expire. However we will seek to convert implied consent to express consent and will maintain all consent records in the contacts database. Express consent does not expire. All message recipients may unsubscribe at any time regardless of having given any form of prior consent.

The Marketing department  and the Managed Assets department, as applicable, is responsible for documenting consents and unsubscribe records, including use of the business card exemption, and reviewing auto-signatures and unsubscribe mechanisms for compliance with CASL requirements.

Failure to comply with CASL carries monetary penalties of up to $1 million per violation for individuals and up to $10 million per violation for firms.

5.  Conflicts of Interest

Requirement for proper conduct

BG employees must avoid any situation in which their personal interests conflict with their duties as an employee or officer of BG.  When faced with a real or possible conflict of interest, BG employees must exercise business judgment of responsible persons, uninfluenced by considerations other than the best interests of BG’s clients, funds and the investors in BG’s funds.

Examples of conflicts of interest

BG employees must avoid any situation in which their personal interests conflict or appear to conflict with their duties at BG to act with impartiality and in the best interests of BG’s clients.  Examples of conflict of interest situations include:

•	a personal interest in a proposed business transaction involving BG or in a business activity also conducted by BG
•	a proposed directorship in a public company
•	shareholdings in excess of 5% in any public company in which BG or its funds owns securities

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•	a gift received from a client or service provider

Disclosure

If you know a conflict of interest exists or could arise, provide all the details to Compliance immediately.  If you are uncertain as to whether a conflict of interest exists or could arise, discuss the matter with Compliance, who is responsible for resolving conflict of interest issues.

Client Disclosure

BG, in each of its registrant roles, is required to identify material conflicts of interest which would be expected to arise between BG (including each individual acting on its behalf) and its clients.  Further, if a reasonable investor would expect to be informed of the nature and extent of an identified conflict of interest, BG must do so.  BG will provide BG clients with a statement setting out a description of such conflicts as a registrant firm.  The statement includes actual or potential conflicts of interest relating to related parties, soft dollars, personal trading, gifts and proxy voting.  The statement is available from Compliance which is responsible for maintaining it.  BG has a general policy of not investing in the Affiliated Managers Group, Inc. (AMG) related funds and entities.  Compliance sends the lists of AMG entities and funds, and any updates, to BG staff when received from AMG.

Gifts, Entertainment, Donations or other payments

Giving, receiving or soliciting gifts may create an appearance of impropriety or may raise a potential conflict of interest and even may be illegal in certain situations.  BG personnel should not accept or provide any gifts or favours that might influence the decisions they or the recipient must make in business transactions involving BG or that might compromise the independence or objectivity of BG or its employees.  This policy applies to gifts, gratuities, entertainment, compensation, sponsorships and donations.

Modest gifts and favours, including entertainment conforming to generally accepted business practices, which would not be regarded by others as improper, may be accepted or given occasionally.  The value of such gifts and favours must not create a real or perceived conflict of interest and cannot be frequent, excessive or extravagant. Reasonable judgement must be exercised by all employees in all circumstances. Cash gifts or equivalent, like gift cards, prepaid credit cards, securities or loans, are never permitted.

The threshold set for BG employees is $150 per item, per party, per year. Therefore you cannot accept or give anything (or multiple smaller things) worth over $150 to any client, broker, service provider, business partner, investment target (or potential investment target) or government official per year except with the prior written approval of two members of Management Committee. A Managing Director of a BG department has the discretion to impose a more stringent requirement on that department’s employees who must then act accordingly.

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If you are given anything that could be seen to compromise our independence or objectivity or otherwise seem improper, and/or is above the $150 threshold, you must report it to Compliance who will assess the situation and determine next steps. Compliance may consult with Management Committee if necessary. You may be required to return the gift.

You may participate in business-related dining or entertainment where there is a person or representative of the entity doing business with BG present at the event and there is the opportunity to build business relationships and have business discussions. You are also not precluded from accepting business-related dining and entertainment that is customary, ordinary business-related entertaining, or token gifts like promotional items, provided they are of nominal value and the purpose is not to influence you or BG.

You may make personal charitable donations to an organization that is a client in excess of $150 but these should be pre-cleared by Compliance and reported in the annual compliance questionnaire.  A list of charitable clients will be provided to you with the annual compliance questionnaire. Political donations and payments to and from government officials may be subject to additional legal restrictions and rules concerning anti-bribery and anti-corruption and are therefore also subject to this policy. Such donations and payments in excess of $150 are required to be pre-cleared by Compliance.  Charitable donations and sponsorships can be made on behalf of BG but these arrangements must be pre-cleared with two members of Management Committee regardless of the amount.

BG employees giving or accepting such gifts or favours covered by this policy must maintain a record of each gift/favour given or received, including the date, description, value and from or to whom the gift/favour was received or given, together with the prior written approval obtained permitting it if applicable.

Outside Business Activities

All BG employees are required to report Outside Business Activities to Compliance prior to accepting outside positions. Outside business activities include, whether paid or unpaid:
•	All employment activities outside of BG.
•	All officer and director positions outside of BG, including acting as director or officer of a charity, hospital, cultural or religious organization, or general partnership.
•	Acting as trustee, executor or power of attorney for a client or a client’s estate.
•
Equivalent positions to an officer or director including positions where you are in a position of power or influence over clients or potential clients. This may include non-leadership roles. For example, roles handling investments or monies of an organization, such as being on a charity’s investment or finance committee, acting as a pastor, and mentoring youth through an organization.

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Activities where you are in a position of power, position of influence or position that places you in contact with clients or potentially vulnerable clients (e.g. seniors). For example teachers (elementary, secondary and college), registered nurses (hospital and nursing home), early childhood educators (daycare and school), a volunteer minister, and support workers (work with clients with mental health issues, abused women or the elderly).

•	ownership in a holding company unless at a negligible level of 1% or 2%.

BG will take into account, as applicable, whether:
•	you will have sufficient time to properly carry out your job at BG
•	you will be able to properly service clients
•	there is a risk of client confusion and effective controls and supervision in place to manage the risk
•	there is a conflict of interest that should be avoided or can be appropriately managed
•	it places you in a position of power or influence over clients or potential clients, in particular clients or potential clients that may be vulnerable
•	it gives you access to relevant privileged, confidential or insider information

For registrants, the regulator will also take these factors into account when assessing applications for registration or continuing fitness for registration.

Regulating outside business activities is an important part of managing conflicts, and is especially important for registrants as outside business activities may need to be reflected on your OSC registration. We must have notice in advance in order to assess the potential conflict and report the change if necessary, and to avoid any late filing charges. Required filings are described in the BG Regulatory Reporting Policy. Once approved, these changes are to be filed within 10 days of the change. The late filing fee is $100/day.

6.  Insider Information

Insider trading

No BG employee, officer or director (persons in a special relationship with BG) may trade, either personally or on behalf of others, in securities of a company or similar entity (such as investment funds and private accounts managed by BG), while in the possession of material, non-public information about that company or entity, nor may any BG personnel communicate material, non-public information to others.

What is material, non-public information? Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. Material information often relates to a company’s results and operations. It may also relate to the market for a company’s securities. “Material non-public’ information can also relate to BG’s securities recommendations, and client securities holdings and transactions. Information is non-public when it has not been generally disclosed in the marketplace.

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Identifying inside information. You must determine whether you have material non-public information. If you think you have such information, you should take the following steps:

•	Report the information immediately to Compliance (whether or not a trade in a security of that company is proposed)
•	Do not purchase or sell the securities
•	Do not communicate the information inside or outside the firm, other than to Compliance
•	After Compliance has reviewed the issue, the firm will determine whether the information is material and non-public, and, if so, what action the firm will take.

Restricted lists

Although BG and its personnel do not typically receive confidential information from issuers, it may, if it receives such information, take appropriate procedures to establish restricted lists in certain securities.

Compliance may place certain securities on a “restricted list” should it determine that the firm or its personnel are in possession of material non-public information about an issuer.  BG employees and officers are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are on the restricted list.  Compliance shall take steps to immediately inform the Manager Portfolio Administration and others as required of the securities listed on the restricted list.  Trading will be frozen in these securities during the period they are on the restricted list.

We also use the Restricted List to prohibit trading in securities that are currently contemplated for investment by BG for clients.

7.  Personal Trading

Please see BG’s Personal Trading policy.

8.  Security, Electronic Communications and Internet Use

General

BG employees are responsible for appropriate behavior on BG’s computer network. Communications on the network are often through third party software approved by BG management such as unitholder recordkeeping and portfolio management valuation systems.  The use of computer resources is a privilege, not a right, and may be revoked if abused.  Each employee is personally responsible for his/her actions in accessing and utilizing these resources.

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All users must close all programmes and log off their computer when leaving the office for the day.

The employee may also be held personally responsible for actions of other people using the employee user's account.  Items located on network drives in the account holder's file space will be regarded as being in the possession of that account holder's file space.

Bring your own Device - Beutel Goodman does not purchase electronic communication devices for employees other than a fixed line office telephone and a desktop or laptop computer.  However, employees may choose to purchase and use their own electronic communication devices for Beutel Goodman business, such as a cellular phone, tablet or additional laptop, provided that the BG information technology (IT) department has approved the use of the device and the installation of appropriate software for data security,  preservation and storage, and remote access for business communication, and subject to the conditions of this policy on Security, Electronic Communications and Internet Use.

Password Requirement – All electronic communication devices, including personally-owned devices used for Beutel Goodman business, must be password protected and passwords must be changed on a regular basis.

Privacy - Administrators and technical support personnel may review computer content, emails and data on any electronic communication device, including an employee’s own device used for BG business, to maintain system integrity and insure that employees are using the system responsibly.  IT personnel will maintain documentary evidence of such review.  Regulators can require BG to retrieve email and other records from BG computers and other electronic communication devices used by an employee for BG business. BG employees are therefore strongly discouraged from using BG computers for accessing personal email accounts, sending or receiving personal emails and conducting personal business.

There should be no expectation of privacy (even if a message is deleted) in the use of the firm’s Internet, emails, any use of blogs, instant messages, and text messages on company-owned equipment, company-licensed software or employee-owned electronic communication devices used for BG business.

Storage capacity – Users are expected to remain within allocated disk space and delete email or other material which does not pertain to their daily functions or position, which takes up excessive storage space, and which should be deleted in accordance with BG’s Books and Records policy which outlines retention and destruction rules for various classes of documents.  To conserve IT resource capacity for all users, employees must exercise restraint when utilizing computing and network resources.  Individual users may be required to halt or curtail non-priority use of IT resources, such as personal or non-business services.

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Software – Users should never download, load or install any software, shareware, or freeware onto network or workstation drives or disks, or load any such software from floppy disks, unless they have prior permission from the IT department. They should not copy other people's work or intrude into other people's files.  BG employees must notify the IT department when software is no longer appropriate so as to ensure proper removal of the software by the IT department.

Inappropriate use, materials or language – Users shall not use profane, abusive or impolite language to communicate with others nor shall they access materials which are not in line with accepted rules of good behavior.  Should users encounter such material being used by others who are using the network, they should immediately report to the IT department.

Confidential client information – Users shall not access confidential client information for purposes other than for BG work-related purposes.  Users shall retrieve client information from the network only on an “as needed” work-related basis. Unless authorized in writing and signed by the client requesting the information (third parties, such as a broker or custodian, must have the client’s permission), sending, transmitting or otherwise disseminating portfolio information or other confidential information of the client other than for regular or requested client reporting is prohibited.

Security – Users must not engage in activities designed for the specific purpose of bypassing the security systems. Anything that disrupts the function of the computer or network system(s) will result in disciplinary action.  Employees, other than authorized staff, may not have in their possession any item which can be used for the purpose of bypassing computer or network security.  No third parties outside BG should use and/or access any electronic communication device, whether owned by BG or the employee, where that device is used for BG business and/or contains BG company or BG client information.

Remote Access - Employees must obtain the permission of their manager and the IT department to remotely access their office computers and the BG network for BG business.  The IT department is responsible for maintaining the list of users registered to use the firm’s remote access system. Remote access users must have updated anti-virus protection on their home or remote computer, and laptop.  An employee granted remote access privileges is solely responsible for the costs associated with accessing data and/or hardware.  Employees using this remote access must always log out of the remote access programme immediately after they are finished or also when taking a break and moving away from the remote access machine. Employees must not leave unattended computers with BG remote access programmes that are open during any point in a remote access session. You must log out and then log in again when you return to continue your work using the remote access.

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If the IT department determines that an employee has obtained unauthorized remote access to restricted programmes or an employee has caused or allowed another person who does not have authorized remote access to gain remote access to BG programmes, the IT department will remove the user's remote access rights immediately and notify Compliance.  Any work-related documents or messages created on the employee’s own computer or electronic communication device for BG business purposes are the property of BG.  BG is not responsible for damage to, or loss or theft of, any employee-owned computer or personal electronic communication device nor is it liable for any damage, loss or corruption of personal information on an employee-owned personal electronic communication device.  An employee remotely accessing BG data through an electronic device (for example, through a home computer or thumb drive) is responsible for any damages incurred by BG resulting from its data being compromised in the event of the loss or theft of, or damage to such electronic device, from any activities contrary to this Policy.  BG’s IT department has the right to audit any employee computer or personal electronic communication device enabled for remote-access to BG systems or network to ensure that all appropriate anti-virus and password protection protocols are in place.

Text Messaging - No BG business may be conducted via text messaging. BG is unable to capture text messaging for record-keeping purposes as required by law on an employee’s personal communication device.

The Law – BG employees are prohibited from using computers or other electronic communication devices to engage in activities which may be in violation of either federal or provincial law.

Procedures – BG employees must not:

•	use a computer or other electronic communication device to harm other people or their work
•	damage/deface the computer system or the network in any way
•	interfere with the operation of the network or any workstation by installing or loading software, shareware, or freeware
•	violate copyright laws or license agreements
•	view, send, or display offensive materials
•	share passwords
•	waste limited resources such as disk space or printing capacity
•	trespass in another user's folders, work, or files.

BG employees are to notify BG IT personnel immediately if they encounter materials which violate the rules of appropriate use.

Lost or stolen device – Employees must immediately notify BG IT personnel and Compliance if a laptop, cellular phone or other electronic communication device containing BG company or client information and/or company-licensed software is lost or stolen.  The employee understands and consents to BG remotely wiping the device of all information, including personal information, and clearing the device’s contents at BG’s discretion. BG has no responsibility to any employee for damage to, or the loss or corruption of, data of the employee stored on such a device, including personal information.

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Employees will be held accountable for their actions with the loss of privileges and/or other disciplinary action(s) if these rules of appropriate use are violated. Because of the ever-changing nature of technology, not all possible violations can be covered in this policy.  Nevertheless, BG shall take immediate action when individuals violate system integrity.

Social Media

BG employees are prohibited from using social media to promote BG or conduct BG business.  Blogging or other forms of social media or technology include but are not limited to:  video or wiki postings, sites such as Linked In, Facebook and Twitter, chat rooms, pod casts, virtual worlds, personal blogs, microblogs or other similar forms of online journals, diaries or personal newsletters. BG may monitor employee use of social media, networking and similar communications.  You may list BG as your employer on social media. If you have a Linked In account we will ask you to link with BG’s account.

Unless specific to job scope requirements, employees are not allowed to speak on behalf of BG through social media or otherwise.  Employees may not publicly discuss clients, investment strategies or recommendations, investment performance, other products or services offered by our firm (or affiliates, if applicable), employees or any work-related matters, whether confidential or not, outside company-authorized communications.
For example, if a broker contacts you through your Linked In account with a request regarding BG trading, you must not reply through your Linked In account, but use BG email to communicate instead.

Personal Blogs and Social Networking Sites - Bloggers and commenters are personally responsible for their commentary on blogs and social media sites.  Bloggers and commenters can be held personally liable for commentary that is considered defamatory, obscene, proprietary or libelous by any offended party, not just BG.

Employees cannot use employer-owned equipment, including computers, company-licensed software or other electronic communication equipment, nor company facilities or company time, to conduct personal blogging or social networking activities.  Employees cannot use blogs or social media sites to harass, threaten, discriminate or disparage against employees or anyone associated with or doing business with BG.

Employees cannot post on personal blogs or other sites:
•	the name, trademark or logo of BG (except as permitted above)
•	company-privileged information
•	photographs of employees, clients, vendors or suppliers
•	advertisements or photographs related to company services
•	a link to BG’s external website

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BG may conduct random reviews of employee blogs and social networking sites to ensure compliance with these provisions.

9. Client Complaints

Definition and classification of different types of client complaints

•	verbal complaints
•	written complaints
•	allegations of wrongdoing such as failure to follow directions, fraud or negligence
•	non-compliance with the procedures of the Compliance Manual by an advisor

Receipt of Client Complaints

When a complaint has been made in writing or verbally by a client, or when a client, or former client threatens to make a complaint to us and/or the securities regulatory authorities or otherwise, Compliance must be informed promptly.  Any allegations of wrongdoing or other non-compliance with the procedures of the Compliance Manual on the part of BG or the employee made by a client is considered a client complaint and must be referred to Compliance immediately.  Once a complaint is forwarded to Compliance, then the implicated employee(s) must refrain from making any comments or providing any advice on the matter.  All relevant documents related to the client and complaint should be collected and must be retained.

Acknowledgement of Client Complaints

BG must acknowledge a client complaint in writing as soon as possible, typically within 5 business days of receiving a complaint, if the complaint:

(a)	relates to trading or advising activity of BG or a representative of BG, and
(b)	is received by BG within 6 years of the day when the client first knew or reasonably ought to have known of an act or omission that is a cause of, or contributed to, the complaint (the “Complaint”).

The written acknowledgement of the Complaint must include:

•	a description of BG’s obligations concerning complaints
•	the steps the client must take to avail himself/herself of the free and independent dispute resolution service provided by BG, if the client is eligible for such service, and
•	the name and contact information of the independent dispute resolution service, if the client is eligible for such service.

BG’s Management Committee or Board of Directors, as applicable, may determine that a complaint relating to another type of matter is nevertheless of a sufficiently serious nature to require a response to the complainant in writing. Management Committee or Board of Directors will make this determination by considering if the complainant, acting reasonably, would expect a written response to the complaint.

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Providing a Decision to a Complaint

Compliance or any one member of the Management Committee shall respond to a Complaint. If the Complaint is material, the Complaint is referred to the Management Committee for resolution. At its discretion, the Management Committee may refer the Complaint to BG’s Board of Directors.

Decisions will take into account all relevant documents, records and statements of the client and staff relevant to the complaint.

The firm will provide a written decision to a Complaint, indicating the firm’s decision, within 90 days of receiving the Complaint.

Independent Dispute Resolution Service

If the complainant is not satisfied with BG’s decision, the complainant may be eligible to use the independent dispute resolution service offered by the Ombudsman for Banking Services and Investment (OBSI), provided the filing time limits and certain other conditions are met.  All new clients eligible for the service receive detailed notification of the service with their account opening documentation.

Quebec complaints

BG must inform each Quebec resident complainant, in writing, and without delay, that if the complainant is dissatisfied with how the complaint is handled or with the outcome, the complainant may request the firm to forward a copy of the complaint file to the Autorité des marchés financiers (AMF).  BG must then forward a copy of the complaint file to the AMF which will examine the complaint.  The AMF may act as mediator at no cost to the complainant if it considers it appropriate to do so and the parties agree.

Tracking

Compliance keeps a Complaint Log related to all written or verbal client complaints (date, client, issue, status, resolution, etc.) in accordance with this policy.  A review of the Complaint Log will be part of every compliance audit.

10. Execution of Contracts

Investment management agreements (including letters of appointment), contracts for the provision of services or products and any other agreement, excluding employment contracts, made on behalf of BG that binds BG to any form of obligation, and any amendment to such contract or agreement, must follow BG templates or be reviewed by legal counsel in advance and then signed by at least two members of BG’s Management Committee.

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Employment contracts made with BG, including any amendment to such contract, must be approved by Management Committee and signed on behalf of BG by either any one member of BG’s Management Committee or BG’s Human Resources Manager.

When we hire a third party to provide services for us, we must consider that we retain responsibility for the services. Therefore, contracts for outsourcing to third parties are subject to the following guiding principles:
•	Due diligence must be conducted to select a service provider and should consider the following:

o	Regulatory status
o	Financial soundness
o	Reputation
o	Infrastructure soundness
o	Quality and knowledge of staff
o	Contingency planning (disaster recovery plan, testing of backup)
o	Cybersecurity measures
o	Internal audit function
o	Availability of report on controls by external auditor
o	References if available

•	A written contract must be in place for all outsourcings, reviewed in advance by legal counsel, and must address all material aspects of the outsourcing including:

o	How confidential information is protected
o	Transition rights on termination
o	Measuring service level
o	Process to notify of breach or unsatisfactory performance
o	Access to books and records
o	Regular ongoing reporting, monitoring, communications, performance reviews

11. Sanctions

Failure to comply with any part of this policy may be grounds for disciplinary action by Compliance or Management Committee, including a warning, demotion, removal of certain privileges, suspension or dismissal without notice.  Failure to comply with these policies may also be a violation of securities law.

Monitoring

BG Compliance performs the following monitoring functions for this policy:

a)	ensures that staff complete the certification of compliance with this policy on joining BG and on an annual basis thereafter;
b)	ensures BG’s privacy code is distributed for new accounts and is maintained;

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

c)	ensures that each BG employee agrees to maintain BG confidentiality as a condition of employment with BG;
d)	handles all regulatory inquiries and litigation notices;
e)	reviews and approves all marketing and advertising to be used by or on behalf of BG;
f)	ensures that the conflicts of interest disclosure statement is maintained and sent to appropriate BG personnel for new client and annual distribution, as required;
g)	maintains a list of public issuers about which Access Persons have disclosed that they have inside information (restricted list);
h)	reviews all client complaints;
i)	maintains the Complaint Log; and
j)	reviews this policy annually.

Reporting

BG’s Management Committee shall approve this policy and any changes to the policy.

Compliance shall review this policy annually and shall report any changes to BG’s Management Committee.

Compliance will report periodically to BG’s Management Committee on compliance with this policy.

Schedules to Corporate Oversight policy

1.	Asset Manager Code of Professional Conduct
2.	Standards of Professional Conduct
3.	Code for the Protection of Personal Information
4.	Affiliated Managers Group, Inc. Insider Trading Policy and Procedures

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

Schedule 1 Corporate Oversight	CFA Institute

Asset Manager Code of Professional Conduct

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

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Beutel, Goodman & Company Ltd.	Internal Compliance Manual

Schedule 2

CFA Institute

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation ("Members and Candidates") must:

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

© 2014 CFA Institute

www.cfainstitute.org

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III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1. When Members and Candidates are in an advisory relationship with a client, they must:
    - **a.** Make a reasonable inquiry into a client's or prospective client's investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.
    - **b.** Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.
    - **c.** Judge the suitability of investments in the context of the client's total portfolio.
2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1. The information concerns illegal activities on the part of the client or prospective client,
2. Disclosure is required by law, or
3. The client or prospective client permits disclosure of the information.

IV. DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B. Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer's interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A. Diligence and Reasonable Basis. Members and Candidates must:

1. Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2. Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients. Members and Candidates must:

1. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.
3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

A. Conduct as Participants in CFA Institute Programs. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

B. Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

CFA Institute www.cfainstitute.org

Schedule 3

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Code for the Protection of Personal Information

We are committed to respecting and protecting the privacy and confidentiality of our clients' personal information. We want you to know, in plain terms, why we ask for your personal information, how we use your personal information in establishing and maintaining your relationship with us, how we keep your personal information confidential, and how you can inquire about the personal information we hold about you.

This Code applies to the operations of Beutel, Goodman & Company Ltd. and its affiliates and to all of the services and products Beutel Goodman provides to its clients. Reference throughout this Code to "we", "our" and "us" means Beutel, Goodman & Company Ltd.

Employee Responsibilities

Each of our employees is responsible for maintaining the confidentiality of all personal information to which they have access. As a condition of employment, our employees are required to sign an agreement binding them to this responsibility.

We keep our employees informed about our policies and procedures for protecting personal information and we reinforce the importance of complying with them.

Beutel Goodman has designated the Chief Compliance Officer as Privacy Officer. Requests for information or complaints should be directed to the Compliance Department

What Is Personal Information

The term "personal information" refers to information that specifically identifies you as an individual. It includes information that you provide or that we collect from other sources with your permission. For example: your name, address, age, gender, personal financial records, identification numbers including your social insurance number, personal references, and employment records. It does not include a name, title, business address, business phone number or business email which is publicly available.

Why We Ask For Your Personal Information

We want to work with you to help you achieve your financial goals, to provide you with value-added services and to establish a lasting financial relationship with you that will grow and change as your financial needs evolve.

The better we know you, the better we are able to serve you.  We will only collect your personal information to perform our duties with respect to our services for you. Personal information is required for the following purposes:

•	to verify your identity and protect against fraud,
•	to understand your financial service requirements,
•	to determine the suitability of products and services for you,
•	to offer you products and services that may be of interest to you,

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•	to set up and manage products and services you have requested, and
•	to comply with all laws and securities regulations.

For example, in the case of discretionary investment management accounts, we ask for detailed personal information to ensure that the investment products you are invested in are appropriate for you and suitable for your circumstances. Some of the information we will ask for and use, either at the time of account opening or on an updated basis, is also required to satisfy the legal or regulatory requirements of federal and provincial governments and/or other regulatory authorities.

In general, you can choose not to provide us with some or all of your personal information. However if you make this choice, we may not be able to provide you with the product, service, or information that you requested or that was offered to you, or is typically offered to clients.

Obtaining, Verifying and Accessing Your Personal Information

We obtain personal information about you primarily from you. We may also obtain financially-related information from other sources with your consent.

If you want to review or verify your personal information, or find out to whom we have disclosed it as permitted by this Code, you can ask at our office address below. At that time, we will need specific information from you to enable us to search for, and provide you with, the personal information we hold about you.

If we are unable to provide you with access to your personal information, we will always explain the reason why.

Keeping Your Personal Information Accurate

We are committed to maintaining the accuracy of your personal information for as long as it is being used for the purposes set out in this Code, and provided that you keep us up-to-date. Prompt notification of any changes, such as your address or telephone number, will help us provide you with the best possible service. Should you discover, upon review of your personal information, that amendments are required, please advise us. We will make our best efforts to advise others of any important amendments to your personal information that we may have released to them.

If we do not agree to make the amendments that you request, you may challenge our decision. We will make a record of this challenge and, if necessary, disclose the challenge to third parties who also possess that personal information.

Releasing Your Personal Information

Beutel Goodman does not sell your personal information to third parties nor will we disclose your personal information to third parties other than in the following circumstances or for the following purposes:

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•
in connection with normal business operations to open, maintain, administer, or service your account. This includes the mailing of materials and the scanning of account documentation into customer databases, the provision of customer service (including services rendered by third party agents or affiliates), the provision of back office administrative services (including clearance and settlement services, the mailing of account statements and reviews, and record-keeping services), for audit or statistical purposes;

•
to inform entities within the Beutel Goodman group of affiliated companies, in order to offer and provide you a wider range of services and better service your customer service expectations, to ensure that any updated contact information you provide is processed efficiently, and to engage in surveillance, compliance, and reporting activities required by applicable law;

•	to advise legal counsel for the purpose of obtaining legal advice;

•	where we are required or permitted to do so by law, including to any law enforcement agency, securities regulatory authority or self-regulatory organization;

•
in connection with offers made to Beutel Goodman customers or prospective customers, or other promotional activities or service offerings engaged in by Beutel Goodman where (A) third party product or service providers assist Beutel Goodman or otherwise participate in fulfillment of the offer or provision of the service; (B) Beutel Goodman has contracted with a third party for the fulfillment of the offer or provision of the service or otherwise has an ongoing business relationship with such third party; (C) fulfillment of the offer or provision of the service requires disclosure of certain limited personal information for fulfillment purposes only to such third party; (D) the disclosed personal information is to be used for fulfillment purposes only and the third party agrees not to disclose the personal information to others, or (E) in an aggregated form for the purpose of analyzing statistics and metrics about Beutel Goodman’s business and operations.

By opening or maintaining an account with Beutel Goodman or using our services, you have consented to the disclosure of your personal information to a third party in the circumstances or for the purposes described above.

Keeping Your Personal Information Confidential

Personal information is protected at Beutel Goodman by safeguards to protect against loss or theft, unauthorized access, disclosure, copying, use or modification. Safeguards include physical protection (such as locked cabinets and restricted access to offices), organizational measures (such as security clearances) and technological measures (such as passwords and encryption).

In circumstances where we use third parties to provide services to you on our behalf, such as administrative functions or trade processing, we provide only the information needed to perform those services. We have contracts in place holding these companies to the same high standards of confidentiality by which we are governed and require that any information provided by us must be kept strictly confidential and used only for the purposes of the contract.

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We have strict procedures in place when destroying, deleting, or disposing of personal information when it is no longer required for the purposes set out in this Code, or by law.

Retention of Your Personal Information

We retain your personal information for as long as required to meet the purposes set out in this Code. The length of time we retain your personal information depends on:

•	the type of product or service provided
•	legal and/or regulatory requirements.

For example, we must be able to respond to any concerns you may have, even if you are no longer a client. We have retention policies in place that govern the destruction of personal information.

Notification of Breach in Safeguarding Your Personal Information

We will notify you, the federal privacy commissioner and, in some cases, counterparties, regulators or others, if required by law or if we believe that a breach in safeguarding your personal information has occurred that creates a real risk of significant harm to you.

Your Opinion

You can choose not to provide us with some or all of your personal information. You can also withdraw your consent to our use of your personal information, as long as:

•	you give us at least sixty (60) days written notice;
•	there are no legal requirements for the use of your personal information; and
•	we can continue to fulfill our contractual obligations to you.

If you would prefer not to receive offers of other Beutel Goodman products and services that may be of interest to you, you can have your name deleted from these client lists.

Please direct questions, requests or complaints in writing to the attention of:

Compliance
Beutel, Goodman & Company Ltd.
20 Eglinton Avenue West, Suite 2000
P.O. Box 2005
Toronto, Ontario
M4R 1K8
compliance@beutelgoodman.com
Beutel Goodman reserves the right to update this privacy code at any time.

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Schedule 4

Affiliated Managers Group, Inc.
Insider Trading Policy and Procedures
Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (the “Company”)1 has adopted this Insider Trading Policy and Procedures (the “Policy”) that applies to each director, officer and employee of the Company and each officer and employee of the Company’s subsidiaries and affiliates (collectively, “Covered Persons”). Each Covered Person must, upon request by the Company, acknowledge his or her understanding of the Policy and agreement to be bound by the Policy. In the case of a Covered Person who is an officer or employee of an affiliate of the Company where the affiliate has adopted a substantially similar policy that is satisfactory to the Company, the Company may accept a certification from the affiliate with respect to the Covered Person’s understanding of, and agreement to be bound by, the affiliate’s policy.
1 The term “Company” refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

This Policy contains a discussion of insider trading, and sets forth trading restrictions applicable to Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:
(i) trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;
(ii) having others trade in such securities for him or her while he or she is in possession of material, non-public information; and
(iii) communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies.

Discussion: What is “Insider Trading?”
Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

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While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(1) Trading in any of the Company’s securities in any capacity (including derivative securities based on the Company’s securities) while in possession of material, non-public information concerning the Company. An example of this would be a sale of the Company’s securities at a time when a major acquisition was pending but not yet announced.
(2) Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.
(3) Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade himself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider?
The concept of “insider” is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include the Covered Persons. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company’s attorneys, accountants, consultants and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for up to six months following such person’s departure by giving notice to such person.

2. What is Material Information?
Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

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•	Earnings information and quarterly results
•	Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance)
•	A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets (including significant affiliates)
•	Significant new investments or financings or related developments
•
Major events regarding the Company’s securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans, changes to the rights of security holders, or the offering of additional securities)

•	Severe financial liquidity problems
•	Significant litigation and regulatory matters
•	Changes in auditors or auditor notification that the Company may no longer rely on an audit report
•	Expansion or curtailment of significant operations
•	Bankruptcy or insolvency

“Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3. What is Non-public Information?
In order for information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

At such time as material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution  designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission (“SEC”) or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, may not constitute the requisite public disclosure.
Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as “non-public” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be traded upon.

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The Company generally does not consider quarterly and annual earnings results to have been disclosed publicly until the morning of the third business day after a press release regarding such earnings (with the date of the earnings press release being counted as the first business day). For example, if the earnings press release was issued on a Tuesday, such earnings results would be considered public on Thursday morning. Similarly, other material information will generally not be considered public until the third business day after public disclosure in the manner described previously.

4. Penalties for Insider Trading.
Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he does not benefit personally from the violation. Penalties include:

•	jail sentences
•	disgorgement of profits
•
civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to $1,000,000

•	fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

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In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

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Trading Procedures
The following Trading Procedures are applicable to you because you are a director, officer or employee of the Company (in each such case, a “Company Insider”) or an officer or employee of a subsidiary or affiliate of the Company (in each such case, an “Affiliate Insider”) who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1. Trading Windows and Pre-Clearance.
There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

Therefore, if you are a Company Insider, you, your spouse and members of your immediate family sharing the same household may purchase or sell securities of the Company only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade within any “trading window” with David M. Billings or Peter MacEwen (each, a “Clearance Officer”).

For Company Insiders, the trading window is the period in any fiscal quarter beginning on the morning of the third business day after the Company’s issuance of a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day), and ending on the 15th calendar day of the third month of the fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable). For example, if the Earnings Release was issued on a Tuesday (January 29th), the trading window would open Thursday morning (January 31st) and close at the end of the day on March 15th.

If you are an Affiliate Insider, you, your spouse or member of your immediate family sharing the same household may purchase or sell securities of the Company at any time and in any capacity other than during the blackout period beginning on the date of an Earnings Release or other public disclosure of material information and ending on the morning of the third business day following such Earnings Release or public disclosure (with the date of the Earnings Release or public disclosure being counted as the first business day); provided, that, such person is not in possession of material, non-public

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information. For example, if the Earnings Release was issued on a Tuesday, the blackout period would end on Thursday morning. In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade at any time with the Company’s Clearance Officer.

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In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Company Insider to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in any capacity or for any account, you must first receive permission from the Clearance Officer as set forth above.2 Authorization to trade the Company’s securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window for Company Insiders ended before the transaction was announced and the “blackout” was lifted, trading by Company Insiders would next be permitted during the trading window following the next quarterly Earnings Release. The Clearance Officer may refuse to permit any transaction if he determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company’s counsel/outside counsel before responding to your request.

2 If David M. Billings and Peter MacEwen will be absent from the office or unavailable for a significant period of time, they will designate someone to handle trading requests.

After receiving permission to engage in a trade, you should complete your trade within 48 hours or make a new trading request.

Even if you have received pre-clearance, neither you, your spouse nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, non-public information about the Company.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company is generally not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Company Insiders), after authorization from the Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker, or any other market sale for the purposes of generating cash needed to pay the exercise price of an option, is covered by the Trading Procedures and therefore requires pre-clearance.
Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan that satisfies the requirements of Rule 10b5-1(c) (a “10b5-1 Plan”). You may not enter into, amend, suspend or terminate any 10b5-1 Plan except with the prior approval of the Clearance Officer. Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

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2. Post-Trade Reporting.
You are required to report to the Clearance Officer any transaction in any securities of the Company in any capacity by you, your spouse or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to the Clearance Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Clearance Officer, provided that such information is received by the Clearance Officer by 5:00 p.m. on the day on which such transaction was effected.

The foregoing reporting requirement is designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, to comply with these reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for ensuring that timely reports of his or her transactions in Company securities are filed with the SEC, as required by Section 16.

3. Prohibition on Day Trading, Use of Derivatives and Short Sales.
Neither you, your spouse nor any immediate family member sharing your household may (i) engage in any day trading of the Company’s securities, (ii) trade puts, calls, options, warrants or other derivative instruments in respect of any of the Company’s securities, or (iii) engage in short selling or any economically equivalent transactions that would result in a net short exposure to the Company.

Unauthorized Disclosure
As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to David M. Billings or Peter MacEwen.

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Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Reporting of Violations
If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of the Clearance Officer immediately.

Modifications; Waivers
The Company reserves the right to amend or modify this Policy, and the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Clearance Officer (or his designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

Questions
If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact the Clearance Officer, who may refer the question to the Company’s counsel/outside counsel before responding.

As of November 1, 2017

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